Exhibit 10.11
February 28, 2007
Holders of the Senior Subordinated Convertible Notes (the “Notes”)
and the Series A Convertible Preferred Stock (the “Preferred Stock”)
of Global Employment Solutions, Inc. (the “Company”)
This confirms that in consideration for the consent by the Required Holders (as defined in each of the Notes and in the Certificate of Designations, Preferences and Rights related to the Preferred Stock) to the refinancing of our senior debt (the “New Senior Debt”), the Company commits to the following:
1.	The Company will conduct an offering of at least $5 million of its common stock (the “Offering”) in a private placement or public offering to close no later than September 30, 2007 (the “Trigger Date”). The common stock shall be issued for cash consideration.
2.	If the Company has not closed the Offering by the Trigger Date, the Company shall call upon the commitments it has received from Howard Brill, John Borer and Charles Gwirtsman (the “Stand-by Purchasers”) to purchase an aggregate of $3 million of common stock on the Trigger Date by delivering a notice to that effect at least seven days prior to the Trigger Date. Such notice may state it is conditioned on the failure to close the Offering on or before the Trigger Date.
3.	This letter shall be deemed to be incorporated by reference into the Notes, and the Company’s obligations hereunder shall be deemed additional covenants in the Notes.
4.	The Company represents and warrants that (a) the execution and delivery of this letter agreement has been authorized by all necessary approvals of its board of directors and stockholders, (b) the execution, delivery and performance of this letter agreement does not and will not conflict with or breach (with the giving of notice, passage of time or otherwise), and will not result in any party having any ability to accelerate performance under (with the giving of notice, passage of time or otherwise), the charter documents of the Company, any law, regulation or judicial order binding upon the Company or its assets or any contract, agreement or other obligation binding on the Company or its assets.

Respectfully yours,
/s/ Howard Brill

Howard Brill President and Chief Executive Officer